Filed Pursuant to Rule 424(b)(3)
                           Registration No. 333-69819

PROSPECTUS SUPPLEMENT NO. 3 to
PROSPECTUS dated February 23, 1999,
as supplemented on December 28, 1999
1,484,588 shares
ADELPHIA COMMUNICATIONS CORPORATION
Class A common stock


This prospectus supplement relates to the prospectus dated February 23, 1999, as supplemented on December 28, 1999, regarding the sale of up to 1,484,588 shares of Adelphia's Class A common stock. This prospectus supplement is being provided to reflect the transfer by each of Brian J. Parente, John Parente, Charles Parente, Jr., M.D. and Marla Parente Sgarlat of 15,000 shares of Class A common stock held by each of them to Marlco Associates. In the aggregate 60,000 shares of Class A common stock have been contributed to Marlco Associates. Each of the above-referenced individuals is a selling stockholder named in the December 28, 1999 prospectus supplement and each is a partner of Marlco Associates.

The information contained in the selling stockholder table can be found on pages 28 and 29 of the December 28, 1999 prospectus supplement.

The following table sets forth as of February 28, 2000 the revisions to the December 28, 1999 selling stockholder table.


                              Class A Common    Percent of                                              Percent of
                              Shares Held       Class A Common    Class A Common     Class A Common     Class A Common
                              Before Offering   Shares Held       Shares             Shares Held        Shares Held
                              ---------------              -
Name                                            Before Offering   Offered Hereby     After Offering     After Offering
----                                            ---------------   --------------     --------------     --------------

Louis Pagnotti, Inc.           1,064,438                *%              1,064,438           --                 --

The Ithaka  Company               35,740                *                  35,740           --                 --

Tedesco Corporation               46,489                *                  46,489           --                 --

Charles E. and Mary M.            10,532                *                  10,532           --                 --
Parente

Brian J. Parente                  67,179                *                  67,179           --                 --

John Parente                      51,179                *                  51,179           --                 --

Charles Parente, Jr., M.D.        57,179                *                  57,179           --                 --

Marla Parente Sgarlat             57,179                *                  57,179           --                 --

Brynfran Associates               34,673                *                  34,673

Marlco Associates                 60,000                *                  60,000
                                  ------                                   ------

TOTAL                          1,484,588              1.3%              1,484,588           --                 --%
                               =========              ====              =========          ====               ====

                                     The date of this Prospectus Supplement is
February 28, 2000.
